EXHIBIT 99.1

NEWS MEDIA CONTACT:
Sears Holdings Public Relations
(847) 286-8371

FOR IMMEDIATE RELEASE:
June 7, 2005

SEARS HOLDINGS CORPORATION REPORTS
FIRST QUARTER 2005 RESULTS

     HOFFMAN ESTATES, Ill. – Sears Holdings Corporation (Nasdaq: SHLD), issued its financial statements for the quarter ended April 30, 2005. Sears Holdings (“Holdings”) was created in connection with the merger of Kmart Holding Corporation (“Kmart”) and Sears, Roebuck and Co. (“Sears”) which was completed on March 24, 2005. Sears Holdings is the nation’s third largest broadline retailer with approximately 2,300 full-line and 1,200 specialty retail stores in the United States operating through Kmart and Sears and 340 full-line and specialty stores in Canada operating through Sears Canada Inc. (“Sears Canada”), a 54%-owned subsidiary.

The Statement of Operations included below for the 13 weeks ended April 30, 2005 includes all 13 weeks of Kmart’s results of operations but only Sears results of operations for the approximately five-week long period of March 25, 2005 forward. The Company therefore believes the results of operations are not representative of the on-going results for Holdings. As a result, the Company has included pro forma results that include Sears for the full 13 weeks. The Company has also provided its calculation of Pro Forma Adjusted EBITDA for Holdings, including a breakdown of Pro Forma Adjusted EBITDA between its domestic and Canadian operations. Reconciliation of the pro forma results of operations to the GAAP results of operations has also been included.

Financial Position

     As of April 30, 2005, Holdings had approximately $30 billion of assets and $11 billion of equity, as follows:

	April 30,	April 28,	Jan. 26,
(in billions)	2005	2004 (1)	2005 (1)
Total assets	$30.6	$6.3	$8.7
Total liabilities	19.4	4.0	4.2

Shareholders’ equity	$11.2	$2.3	$4.5

(1)	For accounting purposes, the business combination was treated as a purchase of Sears by Kmart. As such, the historical financial statements of Kmart become the historical financial statements for Holdings.

Holdings ended the first quarter with $1.6 billion of cash and cash equivalents. Prior to the consummation of the merger, Kmart and Sears had approximately $7.4 billion of cash and cash equivalents in aggregate. The decrease in cash reflects the $5.4 billion paid to former Sears shareholders and option holders in connection with the merger and the repayment of $346 million of commercial paper borrowings. In addition to the $1.6 billion of cash on hand, Holdings has access to a $4 billion credit facility that is secured by domestic inventory and credit card accounts receivable.

Holdings’ inventory level at April 30, 2005 was approximately $9.5 billion, an increase of $6.1 billion over the prior year as a result of the merger. The current year inventory balance includes a purchase accounting step up adjustment of $48 million on Sears inventory above its FIFO value. As of the prior year period, the combined inventory on a FIFO basis of Sears and Kmart was approximately $9.7 billion. The merchandise payable balance is $3.7 billion at April 30, 2005 as compared to $3.9 billion for Sears and Kmart combined as of April 28, 2004.

During the first quarter of 2005, Holdings spent $66 million on capital expenditures as compared to $55 million and $88 million spent by Kmart and Sears, respectively, during the same 13-week period in the prior year. The current year spending of $66 million excludes approximately $40 million of capital expenditures made by Sears during the period January 30, 2005 through March 24, 2005 (pre-merger period).

Same Store Sales Performance

Comparable store sales and total sales at Kmart decreased 3.7% and 2.3%, respectively, for the 13 weeks ended April 30, 2005 as compared to the 13 weeks ended April 28, 2004. The decline in same-store and total sales is due to lower transaction volumes, the impact of poor weather conditions on the Company’s seasonal product lines, and the impact of ongoing construction activity in stores which are converting to the Sears Essentials format. Total sales benefited from an additional $153 million of sales as a result of three additional days in the current quarter due to the Company’s change in fiscal year end from the last Wednesday in January to the Saturday closest to January 31st. However, total sales were negatively impacted by a reduction in the total number of operating Kmart stores, which more than offset the additional three days of revenue.

Merchandise sales and services revenues at Sears Domestic increased 0.5% for the 13-week period ended April 30, 2005 versus the 13 week-period ended May 1, 2004. The slight increase was due to strong home services sales partially offset by a 3.1% decrease in domestic comparable store sales. Within domestic sales, cooler than anticipated weather conditions caused declines in certain seasonal businesses, including lawn and garden and seasonal apparel categories. These declines were partially offset by modest gains within the footwear and automotive categories. Lower sales have also resulted from efforts initiated in 2005 to reduce reliance on certain promotional events and strategies historically executed to drive transactional volumes at the expense of lower margin rates.

Statements of Operations

Holdings’ Statements of Operations for the first quarter are as follows:

	13 Weeks Ended
	April 30,	April 28,
(in millions, except per share amounts)	2005	2004
Total revenues	$7,626	$4,627
Cost of sales, buying and occupancy	5,655	3,545
Selling and administrative	1,719	945
Depreciation and amortization	107	4
Gain on sales of assets	(6)	(32)

Total costs and expenses	7,475	4,462

Operating income	151	165
Interest expense, net	(42)	(28)
Bankruptcy-related recoveries	17	7
Other income	9	3

Income before income taxes, minority interest and cumulative effect of change in accounting principle	135	147
Income taxes	52	56
Minority interest	2	—

Income before change in accounting principle	$81	$91
Cumulative effect of change in accounting principle	(90)	—

Net (loss) income	$(9)	$91

Per share (diluted basis)
Earnings per share before change in accounting principle	$0.65	$0.94
Cumulative effect of change in accounting principle	(0.72)	—

(Loss) earnings per share	$(0.07)	$0.94

Diluted weighted average shares outstanding	124.8	100.3

A $90 million after-tax charge was recorded as a cumulative effect of change in accounting in the first quarter of 2005 resulting from the Company’s decision to change its method of accounting for certain indirect overhead costs included in inventory.

Pro Forma Results

The statement of operations for the 13 weeks ended April 30, 2005 is not representative of the on-going results for Holdings as it only includes Sears results of operations from March 25, 2005 forward. Had the Sears results for the full quarter been included, Holdings’ revenues would have been approximately $5 billion higher. Therefore, the Company believes that an understanding of trends and on-going performance is not complete without presenting results on a pro forma basis that include Sears results for a full 13-week period.

The following pro forma statements of operations summarize the results of Holdings assuming that the merger occurred at the beginning of 2004:

	13 Weeks Ended
(in millions)	April 30, 2005	April 28, 2004
	Pro Forma (1)	Pro Forma
Total revenues	$12,763	$12,769
Cost of sales, buying and occupancy	9,327	9,422
Gross margin rate	26.4%	25.7%
Selling and administrative	3,060	2,968
Selling and administrative expense as a percentage of total revenues	24.0%	23.2%
Depreciation and amortization	283	283
Gain on sales of assets	(7)	(36)

Total costs and expenses	12,663	12,637

Operating income	100	132
Interest expense	(75)	(95)
Bankruptcy-related recoveries	17	7
Other income	19	25

Income before income taxes, minority interest	61	69
Percent to revenues	0.5%	0.5%
Income taxes (benefit)	41	28
Minority interest and extraordinary item	8	3

Income before cumulative effect of change in accounting principle	12	38
Cumulative effect of change in accounting principle	(90)	—

NET INCOME	$(78)	$38

(1)	Includes $34 million of transaction costs and $3 million of integration costs related to the merger.

The pro forma information is not indicative of the results of operations that would have been achieved if the merger had taken place at the beginning of 2004 or that may result in the future. The pro forma information has not been adjusted to reflect any operating efficiencies that may be realized as a result of the merger.

Pro Forma Adjusted EBITDA

For purposes of evaluating operating performance, Holdings’ management uses a Pro Forma Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Pro Forma Adjusted EBITDA”) measurement computed as operating income on the statement of operations less depreciation and amortization and gains/(losses) on sale of assets. In addition, it is adjusted to exclude certain merger-related costs. Pro Forma Adjusted EBITDA is used by management to evaluate the relative operating performance of its businesses for comparable periods. Pro Forma Adjusted EBITDA should not be used by investors as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items. Management compensates for this limitation by using GAAP financial measures as well in managing the Company’s business.

While Pro Forma Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance because:

1.	EBITDA excludes the effect of financing and investing activities by eliminating the effect of interest and depreciation costs.

2.	Management considers gains (losses) on the sale of assets to result from investing decisions rather than ongoing operations.

For the quarter, Pro Forma Adjusted EBITDA is determined as follows:

	2005	2004
Operating income per pro forma statement of operations	$100	$132
Plus depreciation and amortization	283	283
Less gain on sale of assets	(7)	(36)

Before excluded items	376	379
Merger-related items:
Merger transaction costs	34	—
Merger integration costs	3	—

Pro Forma Adjusted EBITDA as defined	$413	$379

% to pro forma revenues	3.2%	3.0%

Pro Forma Adjusted EBITDA for the Company’s domestic (United States operations) and Sears Canada operations is as follows:

	Pro Forma Adjusted EBITDA		% to Pro Forma Revenues
	2005	2004	2005	2004
Domestic operations	$364	$327	3.1%	2.8%
Sears Canada	49	52	4.6%	5.2%

Total Adjusted Pro Forma EBITDA	$413	$379	3.2%	3.0%

* * * * * * * * * * * * * * * * *

For a detailed discussion of Holdings’ financial results, please see Holdings’ Form 10-Q which has been filed with the Securities and Exchange Commission and posted to the Company’s website at www.searsholdings.com.

About Sears Holdings Corporation

     Sears Holdings Corporation is the nation’s third largest broadline retailer, with approximately $55 billion in annual revenues, and with approximately 3,800 full-line and specialty retail stores in the United States and Canada. Sears Holdings is the leading home appliance retailer as well as a leader in tools, lawn and garden, home electronics and automotive repair and maintenance. Key proprietary brands include Kenmore, Craftsman and DieHard, and a broad apparel offering, including such well-known labels as Lands’ End, Jaclyn Smith and Joe Boxer, as well as the Apostrophe and Covington brands. It also has Martha Stewart Everyday products, which are offered exclusively in the U.S. by Kmart and in Canada by Sears Canada. The company is the nation’s largest provider of home services, with more than 14 million service calls made annually. For more information, visit Sears Holdings’ website at www.searsholdings.com.

PRO FORMA RECONCILIATIONS

The following tables provide a reconciliation from the as reported results to the pro forma results presented above for Sears Holdings for the 13-week periods ended April 30, 2005 and May 1, 2004, respectively.

Sears Holdings

	2005					2004
		Pre-					Pre-
		merger					Merger
	As	Activity	Purchase		Pro	As	Activity	Purchase		Pro
	reported	(1)	Acctng		forma	reported	(1)	Acctng		forma
Merchandise sales and services	$7,617	$5,051	$—		$12,668	$4,627	$8,055	$—		$12,682
Credit and financial products revenues	9	86	—		95	—	87	—		87
Total revenue	7,626	5,137	—		12,763	4,627	8,142	—		12,769

Cost of sales, buying and occupancy	5,655	3,672			9,327	3,545	5,877	—		9,422
Gross margin rate	25.8%	27.3%			26.4%	23.4%	27.0%			25.7%
Selling and administrative	1,719	1,330	11	(2)	3,060	945	2,005	18	(2)	2,968
Selling and administrative as % of total revenues	22.5%	25.9%			24.0%	20.4%	24.6%			23.2%
Depreciation and amortization	107	147	29	(3)	283	4	232	47	(3)	283
Gain on sales of assets	(6)	(1)	—		(7)	(32)	(4)	—		(36)

Total costs and expenses	7,475	5,148	40		12,663	4,462	8,110	65		12,638

Operating income (loss)	151	(11)	(40)		100	165	32	(65)		132
Interest (expense) income, net	(42)	(35)	2	(4)	(75)	(28)	(70)	3	(4)	(95)
Bankruptcy-related recoveries	17	—	—		17	7	—	—		7
Other income	9	10	—		19	3	22	—		25

Income before income taxes, minority interest and cumulative effect of change in accounting principle	135	(36)	(38)		61	147	(16)	(62)		69
Income tax expense (benefit)	52	4	(15	)(5)	41	56	(6)	(22	)(5)	28
Minority interest	2	6	—		8	—	3	—		3

Income before cumulative effect of change in accounting principle	81	(46)	(23)		12	91	(13)	(40)		38
Cumulative effect of change in accounting principle, net of tax	(90)	—	—		(90)	—	—	—		—

NET (LOSS) INCOME	$(9)	$(46)	$(23)		$(78)	$91	$(13)	$(40)		$38

(Loss) earnings per share – diluted	$(0.07)				$(0.48)	$0.94				$0.23
Earnings per share before cumulative effect of change in accounting principle – diluted	$0.65				$0.07	$0.94				$0.23

(1)	Represents the 2005 results of operations for the period January 30, 2005 through March 24, 2005 for Sears Domestic and the period January 2, 2005 through March 24, 2005 for Sears Canada and the 2004 results of operations for the period February 1, 2004 through May 1, 2004 for Sears Domestic and the period January 4, 2004 through April 3, 2004 for Sears Canada.

(2)	Represents an increase to selling and administrative expense resulting from the adjustment to Sears’ pension and postretirement plans based on the adjustment of such liabilities to fair value.

(3)	Represents an increase in depreciation and amortization expense resulting from the adjustment to Sears’ property and equipment and identifiable intangible assets based on the adjustment of such assets to fair value.

(4)	Represents a decrease to interest expense resulting from the adjustment to Sears debt based on the adjustments of such liabilities to fair value.

(5)	Represents the aggregate pro forma statutory income tax effect (38%) of notes (2) through (4) above.

The following table reconciles Pro Forma Adjusted EBITDA to net income as reported.

	2005	2004
Pro Forma Adjusted EBITDA	$413	$379
Merger-related items:
Merger transaction costs	(34)	—
Merger integration costs	(3)	—
Pro Forma adjusted EBITDA after merger-related items	376	379
Depreciation and amortization	(283)	(283)
Less gain on sale of assets	7	36

Pro Forma operating income	100	132
Interest expense, net	(75)	(95)
Bankruptcy-related recoveries	17	7
Other income	19	25
Income tax expense	(41)	(28)
Minority interest expense	(8)	(3)
Change in accounting principle	(90)	—

Pro Forma net income	(78)	38
Less pre-merger activity	46	13
Less effect of purchase accounting adjustments	23	40

Net income as reported	$(9)	$91